PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
(To Prospectus Supplement                            Registration No. 333-205444
 dated December 8, 2016)



                               CEL-SCI CORPORATION
                        Series DD and Series EE Warrants



On August 29, 2017 the Company extended the expiration date of its Series DD and Series EE warrants until the close of business on December 1, 2017. The Series DD and Series EE warrants were issued as part of a financing on December 8, 2016. As a result of the reverse stock split approved by the Company's shareholders and adopted by the Company's directors:

     o the holders of the Series DD warrants are entitled to purchase 1,360,960 shares of the Company's common stock at an exercise price of $4.50 per share; and

     o the holders of the Series EE warrants are entitled to purchase 1,360,960 shares of the Company's common stock at an exercise price of $4.50 per share.





























                   Prospectus Supplement dated August 29, 2017